Exhibit 10.1

AMENDMENT NO.2

TO

LOAN AND SECURITY AGREEMENT

This Amendment No. 2 to Loan and Security Agreement is made this 9th day of February, 2012, by and between CRESTMARK COMMERCIAL CAPITAL LENDING LLC, a Michigan limited liability company, whose address is 726 Highlandia Drive, Baton Rouge, Louisiana 70810 ("Crestmark") and DATARAM CORPORATION, a New Jersey corporation, whose chief executive office is located at 777 Alexander Road, Suite 100, Princeton, New Jersey 08540 ("Borrower"). This Amendment No. 2 amends that certain Loan and Security Agreement executed July 27, 2010 (as amended, the "Loan Agreement").

BACKGROUND:

The parties have executed the Loan Agreement and Loan Documents;

The Borrower is indebted and/or obligated to Crestmark without offset or deduction pursuant to the Loan Agreement and the Loan Documents all of which are in full force and effect; and

Borrower and Crestmark desire to modify and amend certain terms, conditions, covenants and obligations contained in the Loan Agreement and the Loan Documents, including, but not limited to, reducing the Maximum Amount, and changes to the Financial Covenants and Exit Fee.

Accordingly, the parties agree as follows:

1.	INCORPORATION BY REFERENCE:

All definitions and terms used in the Loan Agreement and the Loan Documents are hereby incorporated in this Amendment No. 2.

2.	AMENDMENT AND MODIFlCATION TO LOAN AGREEMENT:
A.	Section 2 (a) only (Loan; Loan Advances) of the Schedule to the Loan Agreement is hereby deleted in its entirety, and in lieu thereof, the following is inserted:
2.	LOAN; LOAN ADVANCES.

Advance Formula: Advances of the Loan may be measured against a percentage of Eligible Accounts.

The Loan Amount may not exceed an amount which is the lesser of:

(a) Three Million Five Hundred and no/100 Dollars ($3,500,000.00) ("Maximum Amount"); or

            The remaining provisions of Section 2 remain unchanged.

B.	Section 11 E (Borrower's Promises/Financial Covenants) of the Schedule to the Loan Agreement is hereby deleted in its entirety, and in lieu thereof, the following is inserted:

E. FINANCIAL COVENANTS:  Borrower will maintain the following Financial Covenants, which will be tested on a quarterly basis:

1

A minimum Tangible Net Worth of at least Two Million Dollars ($2,000,000.00). "Tangible Net Worth" means, as of the date of determination, total assets less total liabilities less the sum of (i) the aggregate amount of non-trade Accounts Receivable, including Accounts Receivable from affiliated or related Persons but excluding any value added tax receivable; (ii) prepaid expenses; (iii) deposits; (iv) goodwill; and (v) any other asset which would be treated as an intangible asset under GAAP, plus Subordinated Debt. "Subordinated Debt" means any and all indebtedness presently or in the future incurred by Borrower to any creditor of Borrower entering into a written subordination agreement with Crestmark.

All of the financial covenants in this Agreement shall be determined in accordance with GAAP, unless otherwise provided.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

C.	The third paragraph entitled Exit Fee of Section 4 (Fees and Expenses) of the Schedule to the Loan Agreement is hereby deleted in its entirety, and in lieu thereof, the following is inserted:

Exit Fee: Borrower may elect to prepay the Obligations and/or terminate the Agreement but only upon the payment of all Obligations including the following exit fee ("Exit Fee"), as liquidated damages and not as a penalty: Two percent {2%) of the Maximum Amount stated herein, if termination is requested more than thirty (30) days prior to February 9, 2013. After February 9, 2013, the Exit Fee will be waived so long as Borrower notifies Crestmark in writing within thirty (30) days of Borrower's intention to terminate the Agreement. Notwithstanding the foregoing, the Exit Fee shall be waived if prior to February 9, 2013 (i.) Borrower is able to obtain a line of credit with a competitive bid from another lender and Crestmark is given thirty (30) days from its receipt of the actual competitive bid to match its terms and conditions and Crestmark is not able to match the competitive bid or (ii.) if Borrower's common stock is purchased, transferred or otherwise conveyed resulting in a single holder owning or beneficially owning more than fifty (50%) percent of the outstanding stock of Borrower.

3.	NO WAIVER:

Borrower acknowledges that the execution of this Amendment No. 2 does not constitute a waiver or cure of any Default, whether matured or otherwise, if any, that previously existed or now exists under the Loan Agreement or any Loan Document. By execution of this Agreement, Crestmark will not be deemed to have waived any of its rights or remedies under the Loan Agreement or any Loan Document.

4.	SURVIVAL, REAFFIRMATION, AND NO DEFENSES:

Borrower agrees, in all capacities in which the signatory has executed the Loan Agreement or any of the Loan Documents, as follows:

A.   That, except as herein expressly modified or amended, all terms, conditions, covenants, representations and warranties contained in the Loan Agreement and the Loan Documents are true and correct, continue to he satisfied in all respects and are legal, valid and binding obligations. The undersigned hereby ratify, agree to and confirm the Loan Agreement and the Loan Documents and consent to and acknowledge the foregoing Amendment No. 2.

B.   That payment of the Indebtedness is the valid obligation of Borrower and, as of the date hereof, Borrower has absolutely no defenses, claims, rights of set-off or counterclaims against Crestmark or the payment

2

of the Indebtedness. This Amendment No. 2 shall not impair the rights, remedies and Collateral given in the Loan Agreement and the Loan Documents.

C.   That the liability of the undersigned howsoever arising or provided for in the Loan Agreement and the Loan Documents is hereby reaffirmed.

5.	RELEASE:

In consideration of Crestmark executing this Amendment No. 2, Borrower does hereby release and discharge Crestmark of and from any and all claims, harm, causes of action, liabilities, injuries, expenses (including attorneys' fees) and damages of any and every kind, known or unknown, legal or equitable, which Borrower has against Crestmark from the date of Borrower's first contact with Crestmark up to the date of this Agreement. Borrower confirms to Crestmark that they have reviewed the effect of this release with legal counsel of their choice, or have been afforded the opportunity to do so, prior to the execution of this Amendment No. 2 and each acknowledges and agrees that Crestmark is relying upon this release in executing this Amendment No. 2,

6.	CONFIRMATION OF LIEN UPON COLLATERAL:

The Borrower acknowledges and agrees that pursuant to the terms of the Loan Agreement, the obligations of the Borrower and the Indebtedness are secured by a first priority lien and security interest in the Collateral (as defined in the Loan Agreement). The Collateral is and shall remain subject to and encumbered by the lien, charge, and encumbrance of the Loan Agreement, and nothing contained herein shall affect or be construed to affect the lien or encumbrance created by the Loan Agreement or the priority thereof.

7.	NO ORAL MODIFICATION:

This Amendment No. 2 may only be altered or modified by written instrument duly executed by Borrower and Crestmark.

The parties hereto have executed this Agreement the day and year first appearing above.

"CRESTMARK"

Crestmark Commercial Capital Lending LLC, a Michigan limited liability company

By:	/s/ Patrick M. Haney
Patrick M. Haney, Group President

"BORROWER"

Dataram Corporation,
a New Jersey corporation

By:	/s/ John H. Freeman
John H. Freeman, President & CEO

3